UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.
Date of Report (Date of earliest event reported): December 29, 2005
MEDCATH CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-33009	56-2248952
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation or organization)
10720 Sikes Place
Charlotte, North Carolina 28277
(Address of principal executive offices, including zip code)
(704) 708-6600
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Company
On January 4, 2006, MedCath Corporation (“MedCath” or the “Company”) issued a press release announcing that a third-party health system made a $20.0 million convertible debt investment in Harlingen Medical Center (“HMC”), one of the Company’s majority owned subsidiaries. In addition, on December 29, 2005, HMC entered into a new mortgage loan with a third-party lender in the amount of $40.0 million. The total proceeds received by HMC were primarily used to repay existing intercompany debt with the Company.
A summary of the significant terms of the new debt agreements is as follows:
Convertible Debt
•	The convertible debt is in the form of two $10.0 million convertible notes. The first note will automatically be converted into an ownership interest in HMC upon the occurrence of certain events, up until the third anniversary date of the agreement or the fourth anniversary date of the agreement, if extended by HMC. The second note is convertible, in part or in full, at the discretion of the health system after the conversion of the first note. The ownership interest in HMC by the health system is capped at 49%.

•	The notes bear interest at 5% up until the third anniversary date, after which time the interest rate increases to 8% if the notes have not been converted. Interest payments are due quarterly.

•	If the notes are not converted, the notes are then payable annually in equal principal payments, plus quarterly interest payments, over 5 years.
Mortgage Loan
•	A $40.0 million, 10 year mortgage loan with a third-party lender.

•	The loan requires quarterly, interest-only payments until the maturity date. The interest rate is on the loan is 8 3/4%.

•	The loan is secured by substantially all the assets of HMC.

•	The loan is subject to certain financial and other restrictive covenants. In addition, MedCath guarantees $10.0 million of the loan balance.
A copy of the press release is furnished as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits
Exhibit 99.1      Press Release dated January 4, 2006

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDCATH CORPORATION

Date: January 5, 2006	By:	/s/James E. Harris

James E. Harris Executive Vice President and Chief Financial Officer